EXHIBIT 10.28

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 20th day of October, 2008 (the “Effective Date”), by and between INTERLINE BRANDS, INC., a New Jersey corporation (“Company”), and Kenneth D. Sweder (“Executive”).

WHEREAS, the Executive is currently an employee of the Company; and

WHEREAS, the Company and the Executive desire to amend the employment agreement entered into by, and between the parties, dated as of April 30, 2007 (the “Employment Agreement”) and enter into certain additional agreements; and

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company and to amend the Employment Agreement; and

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.            Section 2(a) of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 2(a):

“(a)         Executive shall serve as Executive Vice President and Chief Operating Officer of the Company.  In such position, Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to Executive by the Chief Executive Officer of the Company or his designee.  Executive’s principal place of employment shall be at the Company’s headquarters in Jacksonville, Florida.”

2.            Effective as of the Effective Date, Executive’s annual base salary shall be increased to $350,000.

3.            Effective as of the Effective Date, Executive’s Target Bonus (for purposes of the Employment Agreement) shall be increased to an amount equal to 75% of Executive’s annual base salary.

4.            Executive shall be granted on or as soon as practicable following the Effective Date an award for 40,551 restricted share units with respect to the Company’s Common Stock that will be subject to forfeiture provisions and such other terms and conditions as are set forth in the restricted share unit agreement being entered into concurrently herewith by the Company and Executive, which agreement is attached hereto as Exhibit A.

5.             The Employment Agreement is hereby amended by adding Section 10 to the Employment Agreement to read in its entirety as follows:

“10.         Stock Ownership Guidelines.  Executive agrees to comply with the Company’s Executive Stock Ownership Policy at the level(s) applicable to individuals considered “Senior Executive Officers” for purposes of such Policy.”

6.             Section 12(c) of the Employment Agreement is hereby amended by deleting each reference to “twelve (12)” and replacing it with “eighteen (18)”.

7.             Section 12(e) of the Employment Agreement shall be amended by deleting the word “primary” in clause (ii) thereof and replacing it with “principal”.

8.             Section 12(f) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(f)          Benefits/Release.  In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 12, Executive or Executive’s beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which Executive is participating at the time of termination.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary and Benefits, to which Executive is entitled under this Section 12 are conditioned upon and subject to Executive’s execution of a general waiver and release, in such form as may be prepared by the Company’s attorneys, which has become effective in accordance with its terms, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement (the “Release”).”

9.             Section 13(a)(i) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(i)          During the Employment Term and, for a period ending on the expiration of two years following the termination of Executive’s employment (the “Restricted Period”), Executive will not directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company as of the date of termination of the Executive’s employment, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company as of the date of termination of the Executive’s employment, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company as of the date of termination of the Executive’s employment, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company as of the date of termination of the Executive’s employment (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.”

10.                               Section 17(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(a)                            Governing Law; Consent to Jurisdiction.

(i)            This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine.

(ii)           Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of any state or federal court serving Duval County, Florida over any dispute arising out of or relating to this Agreement.”

11.                               The Employment Agreement is hereby further amended by deleting each reference to the position of “President” and replacing it with “Chief Executive Officer”.

12.                               Except as modified or amended herein, the Employment Agreement remains in full force and effect.  Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Employment Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

13.                               This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement.  The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic.  Each party executing this Agreement represents that such party has the full authority and legal power to do so.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Name: Michael Grebe
Title: Chairman & Chief Executive
Officer

EXECUTIVE

By:	/s/ Kenneth D. Sweder
Name: Kenneth D. Sweder